Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Autocallable Barrier Securities Linked to SPXF4EV6 Preliminary Terms This summary of terms is not complete and should be read with the preliminary pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: The S&P 500 Futures 40% Edge Volatility 6% Decrement Index (USD) ER (ticker: “SPXF4EV6”) Pricing date: February 24, 2026 Valuation dates: Monthly, beginning approximately one year after issuance Final valuation date: February 24, 2031 Maturity date: February 27, 2031 Final barrier value: 50.00% of the initial underlying value Automatic early redemption: If on any valuation date prior to the final valuation date the closing value of the underlying is greater than or equal to the initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium Premium: 19.75% per annum CUSIP / ISIN: 17332TYX1 / US17332TYX17 Initial underlying value: The closing value on the pricing date Final underlying value: The closing value on the final valuation date Underlying return: (Final underlying value - initial underlying value) / initial underlying value Return amount: $1,000 п the underlying return п the upside participation rate Upside participation rate: 300.00% Payment at maturity (if not autocalled): • If the final underlying value is greater than or equal to the initial underlying value: $1,000 + the return amount • If the final underlying value is less than the initial underlying value but greater than or equal to the final barrier value: $1,000 • If the final underlying value is less than the final barrier value: $1,000 + ($1,000 п the underlying return) If the securities are not automatically redeemed prior to maturity and the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Preliminary pricing supplement: Preliminary Pricing Supplement dated February 2, 2026

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Hypothetical Payment per Security for a Valuation Date Prior to the Final Valuation Date Valuation Date on which the Closing Value of the Underlying Equals or Exceeds Premium Hypothetical Redemption Initial Underlying Value February 24, 2027 19.7500% $1,197.500 March 24, 2027 21.3958% $1,213.958 April 26, 2027 23.0417% $1,230.417 May 24, 2027 24.6875% $1,246.875 June 24, 2027 26.3333% $1,263.333 July 26, 2027 27.9792% $1,279.792 August 24, 2027 29.6250% $1,296.250 September 24, 2027 31.2708% $1,312.708 October 25, 2027 32.9167% $1,329.167 November 24, 2027 34.5625% $1,345.625 December 27, 2027 36.2083% $1,362.083 January 24, 2028 37.8542% $1,378.542 February 24, 2028 39.5000% $1,395.000 March 24, 2028 41.1458% $1,411.458 April 24, 2028 42.7917% $1,427.917 May 24, 2028 44.4375% $1,444.375 June 26, 2028 46.0833% $1,460.833 July 24, 2028 47.7292% $1,477.292 August 24, 2028 49.3750% $1,493.750 September 25, 2028 51.0208% $1,510.208 October 24, 2028 52.6667% $1,526.667 November 24, 2028 54.3125% $1,543.125 December 26, 2028 55.9583% $1,559.583 January 24, 2029 57.6042% $1,576.042 February 26, 2029 59.2500% $1,592.500 March 26, 2029 60.8958% $1,608.958 April 24, 2029 62.5417% $1,625.417 May 24, 2029 64.1875% $1,641.875 June 25, 2029 65.8333% $1,658.333 July 24, 2029 67.4792% $1,674.792 August 24, 2029 69.1250% $1,691.250 September 24, 2029 70.7708% $1,707.708 October 24, 2029 72.4167% $1,724.167 November 26, 2029 74.0625% $1,740.625 December 24, 2029 75.7083% $1,757.083 January 24, 2030 77.3542% $1,773.542 February 25, 2030 79.0000% $1,790.000 March 25, 2030 80.6458% $1,806.458 April 24, 2030 82.2917% $1,822.917 May 24, 2030 83.9375% $1,839.375 June 24, 2030 85.5833% $1,855.833 July 24, 2030 87.2292% $1,872.292 August 26, 2030 88.8750% $1,888.750 September 24, 2030 90.5208% $1,905.208 October 24, 2030 92.1667% $1,921.667 November 25, 2030 93.8125% $1,938.125 December 24, 2030 95.4583% $1,954.583 January 24, 2031 97.1042% $1,971.042 If the closing value of the underlying is not greater than or equal to the initial underlying value on any valuation date prior to the final valuation date, then the securities will not be automatically redeemed prior to maturity and you will not receive a premium following that valuation date. Hypothetical Payment at Maturity per Security Assumes the securities have not been automatically redeemed prior to maturity. Hypothetical Underlying Return on Final Valuation Date Hypothetical Payment at Maturity 100.00% 50.00% 25.00% 0.00% - 0.01% - 25.00% - 50.00% - 50.01% - 75.00% - 100.00% $4,000.00 $2,500.00 $1,750.00 $1,000.00 $1,000.00 $1,000.00 $1,000.00 $499.90 $250.00 $0.00

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not automatically redeemed prior to maturity, your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • The securities may be automatically redeemed prior to maturity. • The securities are particularly sensitive to the volatility of the closing value of the underlying on or near the valuation dates. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date is less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. • The Index is highly risky because it may reflect highly leveraged exposure to the Underlying Futures Index and may therefore experience a decline that is many multiples of any decline in the Underlying Futures Index. • The Index may realize significant losses if it is not consistently successful in increasing exposure to the Underlying Futures Index in advance of increases in the Underlying Futures Index and reducing exposure to the Underlying Futures Index in advance of declines in the Underlying Futures Index. • The Index may be adversely affected by a time lag in its volatility targeting mechanism. • The Index may be adversely affected by a “decay” effect. • The Underlying Futures Index is expected to underperform the S&P 500 ® Index because of an implicit financing cost. • The performance of the Index will be reduced by a decrement of 6% per annum. • The decrement of 6% per annum may reduce the annual return of the Index by more (and possibly significantly more) than 6%. • The Index may not fully participate in any appreciation of the Underlying Futures Index. • The Index may perform less favorably than it would if its volatility targeting mechanism were based on an alternative volatility measure, such as actual realized volatility, rather than implied volatility. • The Index may significantly underperform the S&P 500 ® Index. • The Index has limited actual performance information. • An affiliate of ours participated in the development of the Index. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.